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News Release
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For more information, contact:

Eileen M. Connolly
908-221-6731

June Rochford
908-221-8165

FOR RELEASE FRIDAY, SEPTEMBER 28, 2001
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          AT&T OFFERS TO PURCHASE EXCITE@HOME BROADBAND ACCESS BUSINESS


NEW YORK - AT&T today confirmed that it has signed a definitive agreement to purchase essentially all of Excite@Home's broadband access business assets for $307 million in cash. Separately today, Excite@Home announced it has commenced a Chapter 11 case in the United States Bankruptcy Court, for the Northern District of California (San Francisco).

AT&T remains committed to working with Excite@Home's management and the bankruptcy court to provide uninterrupted high-speed cable Internet service to existing Excite@Home customers, as well as continuing relationships with other cable companies to ensure seamless service to their customers on the @Home network. However, the asset purchase agreement remains subject to higher and better offers.

If the asset sale is approved, the company also said it plans to build on the assets it acquires to develop a more robust network while improving and growing its broadband high-speed Internet access business for all cable company subscribers.

The boards of directors of both AT&T and Excite@Home have approved the asset-purchase agreement, which will be filed with the bankruptcy court and the Securities & Exchange Commission. The transaction is subject to bankruptcy court approval and certain other conditions. Subject to such approval, the companies hope to close the transaction by early next year.

AT&T noted that debtor-in-possession financing was unnecessary, as Excite@Home believes it has sufficient funds to continue operations throughout the period prior to closing.


The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to


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management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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